CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated February 27, 2012 on the financial statements and financial highlights of the Diamond Hill Funds, in Post-Effective Amendment Number 36 to the Registration Statement (Form N-1A, No. 333-22075), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

February 27, 2012